UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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TerraForm Power, Inc.
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AN IMPORTANT REMINDER TO SUBMIT YOUR PROXY TO VOTE AT OUR
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 29, 2020

TerraForm Power, Inc.’s Board of Directors Urges Stockholders to Vote “FOR” Each of the Nominees for Directors: Brian Lawson, Carolyn Burke, Christian S. Fong, Harry Goldgut, Richard Legault, Mark McFarland, and Sachin Shah

July 23, 2020

Dear Stockholders:

In connection with the upcoming Annual Meeting of Stockholders of TerraForm Power, Inc. (the “Company” or “we”), to be held on July 29, 2020, we are writing to ask for your support by voting in accordance with the recommendations of our Board of Directors (the “Board”) on all proposals contained in our Proxy Statement/Prospectus, which was filed with the Securities and Exchange Commission (the “SEC”) on June 29, 2020 (the “Proxy Statement/Prospectus”).

Institutional Shareholder Services Inc. (“ISS”), a proxy advisory firm that offers proxy voting recommendations to institutional investors, issued a report on July 14, 2020 recommending that stockholders vote “AGAINST” each of the director nominees named in the Proxy Statement/Prospectus. ISS’s report indicated that this recommendation was based on the Company’s ineffective internal controls over financial reporting (“ICFR”) and failure of the Board to be composed of a majority of independent directors. The Board respectfully disagrees with ISS’s recommendation with respect to the director nominees.

In particular, we ask that you consider the decisive actions taken by the independent members of the Board and vote “FOR” the reelection of each of Carolyn Burke, Christian S. Fong, and Mark McFarland (the “Independent Directors”), and “FOR” the reelection of each of the other nominees named in the Proxy Statement/Prospectus.

Background

The Company was formed by SunEdison Inc. (“SunEdison”) in 2014. At that time (i) it did not have any meaningful number of dedicated employees, including in its accounting and controllership functions, (ii) its financial reporting function was dependent on services provided by SunEdison and third party contractors, and (iii) it was almost completely integrated with, and dependent on, SunEdison’s accounting-focused information technology systems and infrastructure.

SunEdison voluntarily filed for Chapter 11 bankruptcy protection in April 2016. Later in 2016, the Company reported in its 2015 Annual Report on Form 10-K that its disclosure controls and procedures were not effective based on twelve identified material weaknesses in the Company’s ICFR. During this period, weaknesses in the Company’s ICFR also resulted in its quarterly and annual financial statements being consistently filed late.

After its Chapter 11 filing, SunEdison sought to sell its controlling interest in the Company and, in October 2017, affiliates of Brookfield Asset Management Inc. (“Brookfield”) acquired a 51% controlling interest in the Company. Brookfield also became the Company’s new sponsor. The Company’s newly constituted Board inherited from SunEdison a company that was reliant on third parties to produce its financial statements and that had no clear path to remediating material weakness or timely filing financial disclosures.

Remedial Actions in Response

Although, we have identified material weaknesses in our ICFR since 2015, and we were not timely in filing our annual reports within the last three fiscal years, this does not tell the full story of what the Board and the Independent Directors who comprise the Audit Committee of the Board (the “Audit Committee”) have achieved.

Under the guidance of the Audit Committee and a unanimous Board, we undertook a number of strategic initiatives to resolve these issues, with a particular focus on critical governance, operations and business performance initiatives. These included (i) establishing robust governance processes, including those related to financial reporting, (ii) directly hiring employees in our financial reporting and controller function, (iii) carefully winding down reliance on third party contractors while strengthening our accounting group to ensure it could function on a stand-alone basis, and (iv) establishing and investing in modern, stand-alone accounting-focused information technology systems and infrastructure.

Since October 2017, we have seen the benefits of these and other measures taken with the support of our Audit Committee and Board. The Company has filed its financial statements on time since Q2 2018 and has successfully remediated ten of the twelve material weaknesses. We believe that we have a viable and realistic path to resolving the remaining two unremediated material weaknesses in 2020. Notwithstanding these successes, our Audit Committee and Board continue to be actively engaged in the design and implementation of measures to improve our ICFR. These achievements would not have been possible without the support and guidance of our Board and, in particular, Ms. Burke and Messrs. Fong and McFarland, the Independent Directors who comprise our Audit Committee.

Lack of Majority Independent Board

Although a majority of the members of the Board consists of non-independent directors who are affiliated with our sponsor, Brookfield, this is permitted by our governance agreements and is consistent with the governance structure that was approved by our stockholders when in 2017 Brookfield replaced SunEdison as our sponsor and acquired 51% of our Class A Common Stock. This governance structure has also been successful. Since 2017, under the guidance of our Board and its Independent Directors, the Company has expanded its operations to Western Europe and other new markets and has enjoyed an extended period of stability and growth. We believe that our Board has successfully served all of our stockholders and we respectfully urge you to vote “FOR” the reelection of each of the director nominees named in the Proxy Statement/Prospectus.

Conclusion

We believe that our Audit Committee and Board have acted responsibly and with the best interests of our stockholders in mind to take all appropriate steps to address the material weaknesses in our internal control environment. After transitioning away from SunEdison in October 2017, we began filing our financial statements on time in Q2 2018 and have successfully remediated ten of the twelve identified material weaknesses. We also believe that our Independent Directors should not be removed from our Board because our stockholder-approved governance structure allows Brookfield to appoint a majority of our directors. We believe that reelecting our Independent Directors, along with the rest of the director nominees named in the Proxy Statement/Prospectus, is in the best interests of the Company and all of our shareholders. We respectfully urge you to vote “FOR” each of the nominees for directors: Brian Lawson, Carolyn Burke, Christian S. Fong, Harry Goldgut, Richard Legault, Mark McFarland, and Sachin Shah.

If you have any questions, or need any assistance in submitting your proxy to vote your shares, please call our proxy solicitor, MacKenzie Partners, Inc., at (800) 322-2885. Thank you for your support.

Respectfully,

Brian Lawson
Chairman of the Board